Exhibit 10.1

FIFTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS FIFTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of March 21, 2017, is by and among ADVANCED MICRO DEVICES, INC., a Delaware corporation (“Parent”), AMD INTERNATIONAL SALES & SERVICE, LTD., a Delaware corporation (“AMDISS”; together with Parent each, individually, a “Borrower” and, collectively, the “Borrowers”), ATI TECHNOLOGIES ULC, an Alberta unlimited liability corporation (the “Canadian Guarantor” and together with the Borrowers, the “Obligors”), the Lenders (as defined below) party hereto, and BANK OF AMERICA, N.A., as agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement (defined below).
W I T N E S S E T H
WHEREAS, the Obligors, certain banks and financial institutions from time to time party thereto (the “Lenders”), and the Agent are parties to that certain Amended and Restated Loan and Security Agreement dated as of April 14, 2015 (as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of June 10, 2015, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of April 29, 2016, that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of June 21, 2016, and that certain Fourth Amendment to Amended and Restated Loan and Security Agreement dated as of September 7, 2016, and as the same may be further amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”); and
WHEREAS, the Obligors have requested, and the Agent and Lenders party hereto have agreed to, subject to the terms and conditions hereof, an amendment of certain provisions of the Loan Agreement, as set forth herein.
NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
AMENDMENTS TO LOAN AGREEMENT
1.1    Amendment to Definitions.
(a)    The following definitions are hereby added to Section 1.1 of the Loan Agreement in appropriate alphabetic order:
“Fifth Amendment Effective Date” means March 21, 2017.

(b)    The following definitions in Section 1.1 of the Loan Agreement are hereby amended so that they read, in their entirety, respectively, as follows:
“Applicable Margin”: (a) at all times prior to the Fifth Amendment Effective Date, the Applicable Margin as such term was defined or used in this Agreement at such times and (b) at all times on and after the Fifth Amendment Effective Date, the margin set forth below, based on Average Availability for the most recently ended Fiscal Month as determined on the first day of each Fiscal Month:

Level	Average Availability for Last Fiscal Month	Base Rate Revolver Loans	LIBOR Revolver Loans
I	Greater than or equal to 66.66% of the Revolver Commitment	0.25%	1.25%
II	Greater than or equal to 33.33% of the Revolver Commitment but less than 66.66% of the Revolver Commitment	0.50%	1.50%
III	Less than 33.33% of the Revolver Commitment	0.75%	1.75%

Until the first day of the first Fiscal Month occurring after the Fifth Amendment Effective Date, the Applicable Margin shall be determined as if Level III were applicable. Thereafter, the Applicable Margin shall be subject to increase or decrease by Agent, which increase or decrease shall be effective on the first day of each Fiscal Month. If any Compliance Certificate or Borrowing Base Certificate (to the extent such Borrowing Base Certificate relates to a period that includes the last day of a Fiscal Month, or is the first Borrowing Base Certificate required to be delivered for a period that includes such last day of such Fiscal Month) has not been received by the time due, then, at the option of Agent or Required Lenders, the Applicable Margin shall be determined as if Level III were applicable, from such day until the first day of the Fiscal Month following actual receipt thereof.

“Applicable Trigger Amount”: with respect to any test of Availability or Excess Cash Availability hereunder by reference to the Applicable Trigger Amount at a specified Level, the following:

Level		Revolver Commitment	Floor
I	Greater of:	10.0% of the Revolver Commitment	$50,000,000
II	Greater of:	15.0% of the Revolver Commitment	$75,000,000

“Borrowing Base Reporting Date”:

(a) during any period that is not an Increased Reporting Period, the 20th calendar day after each of (i) the end of each Fiscal Quarter of the Parent and (ii) (1) the end of each Fiscal Month of Parent in which Adjusted Revolver Usage (as defined below in this definition) was, for three consecutive Business Days ending at any time during such Fiscal Month, in excess of the lesser of (x) 20% of the Borrowing Base at such time and (y) $75,000,000, and (2) the end of the Fiscal Month immediately thereafter; and

(b) during any Increased Reporting Period, every Thursday, commencing on Thursday of the week immediately following the week in which the Increased Reporting Period begins.

For the purposes of this definition, “Adjusted Revolver Usage” means (a) the aggregate amount of outstanding Revolver Loans plus (b) the aggregate Stated Amount of outstanding Letters of Credit (except to the extent Cash Collateralized) in excess of $20,000,000 in the aggregate.

“Excluded Taxes”: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax (or political subdivision thereof), or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.10; and (d) any Taxes imposed pursuant to FATCA.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (including any amended or successor version if substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreement entered into (or any laws or official administrative guidance issued) in connection with the foregoing.

“Indentures”: collectively, (a) the Indenture dated as of August 15, 2012, between Parent and Wells Fargo Bank, National Association, as Trustee, relating to the $500,000,000 of 7.50% Senior Notes due 2022, (b) the Indenture dated as of February 26, 2014, between Parent and Wells Fargo Bank, National Association, as Trustee, relating to the $600,000,000 of 6.75% Senior Notes due 2019, (c) the Indenture dated as of June 16, 2014, between Parent and Wells Fargo Bank, National Association, as Trustee, relating to the $500,000,000 of 7.00% Senior Notes due 2024, (d) the Amendment dated as of September 22, 2014 to the Indenture governing the 6.75% Senior Notes due 2019, between Parent and Wells Fargo Bank, National Association, as Trustee, (e) the Indenture dated as of September 14, 2016, between Parent and Wells Fargo Bank, National Association, as Trustee, (f) the First Supplemental Indenture dated as of September 14, 2016, between Parent and Wells Fargo Bank, National Association, as Trustee, relating to the $805,000,000 of 2.125% Convertible Senior Notes due 2026 and (g) any indenture or other agreement evidencing a refinancing of the foregoing.

“Fee Letter”: that certain fee letter agreement dated March 1, 2017, among Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Borrowers.

“JV Inventory Agreement”: (a) an Inventory Agreement by and among the Obligors, on the one hand, and TF AMD Microelectronics (Penang) Sdn Bhd. (formerly known as Advanced Micro Devices Export Sdn Bhd.), on the other hand, and (b) an Inventory Agreement by and among the Obligors, on the one hand, and Suzhou TF-AMD Semiconductor Co., Ltd. (formerly known as AMD Technologies (China) Co., Ltd.), on the other hand, in each case, executed and delivered in replacement of the Subsidiary Inventory Agreements to which such Persons were party as of the Second Amendment Effective Date and in form and substance reasonably satisfactory to Agent.

“Lending Office”: the office (including any domestic or foreign Affiliate or branch) designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.
“Letter of Credit Subline”: $45,000,000.

“Material Debt Payment Reserve”: at any time, a reserve in an amount equal to the amount of any outstanding scheduled payment (excluding payments due at final maturity) of Material Debt that is due within 60 days after such time, unless prior to such time the Borrowers have deposited or caused to be deposited into a Specified Escrow Account cash in an amount not less than the amount necessary to pay or repurchase in full all principal, interest, fees, and other obligations that will be due and payable on such scheduled payment date, on terms and condition satisfactory to the Agent, which terms and conditions shall include, among other things, that the funds on deposit in the Specified Escrow Account must be maintained at all times in the Specified Escrow Account until either (a) on or prior to such scheduled payment date the Agent is directed by the Borrowers to release such funds for the purposes of paying or repurchasing (and then promptly cancelling) all or any portion of the principal, interest, fees, and other obligations due and payable on such scheduled payment date and, in such case, only the amount of such Material Debt so repaid or purchased shall be released from the Specified Escrow Account, (b) on or prior to such scheduled payment date the Borrowers shall have otherwise paid or repurchased (and then promptly cancelled) all or any portion of the principal, interest, fees, and other obligations due and payable on such scheduled payment date and, in such case, only the amount of such Material Debt so repaid or purchased shall be released from the Specified Escrow Account, or (c) on such scheduled payment date, the Agent elects to release such funds for the purposes of paying all remaining principal, interest, fees, and other obligations due and payable on such scheduled payment date and, in the case of (a) and (c), the Agent shall pay the holders of such Material Debt or their representatives directly.
“Qualified Factor Arrangement”: a factoring, invoice discounting, supply chain finance arrangement or similar arrangement entered into by an Obligor and disclosed in writing to Agent, pursuant to which such Obligor agrees to assign from time to time to a Qualified Factor its right, title and interest in certain of such Obligor’s Accounts owing from a Permitted Account Debtor, provided, that in connection therewith, the applicable agreements and other documentation entered into with respect to such arrangement satisfies all of the following conditions as determined by Agent in its Permitted Discretion: (a) such Obligor does not grant (and the Qualified Factor does not otherwise obtain) any Liens on any Collateral other than Qualified Factor Accounts; (b) the applicable agreements and other documentation entered into with respect to such arrangement are in form and substance satisfactory to Agent in its Permitted Discretion; (c) Accounts sold pursuant to the terms of a Qualified Factor Arrangement shall be identified as Accounts that are not Eligible Accounts on any Borrowing Base Certificate delivered to Agent until such Accounts are no longer outstanding; (d) the portion of the purchase price with respect to any Qualified Factor Account that must be paid in cash to a Subject Account at the time of such purchase shall not be less than 97% (or such lesser percentage as the Agent may determine from time to time in its Permitted Discretion, but in any event not less than 87.5%) of the original invoiced amount (net of any credit notes applied by the applicable Permitted Account Debtor) of such Qualified Factor Account, and to the extent so provided in the applicable agreements and other documentation entered into with respect to such arrangement, all or a portion of the remaining original invoiced amount may be payable to an Obligor as a deferred purchase price when the Account is paid by the applicable Permitted Account Debtor; (e) Agent and the Qualified Factor shall have entered into an agreement setting forth the conditions upon which Agent’s liens in the Qualified Factor Account will be released or subordinated, which agreement shall be in form and substance satisfactory to Agent in its Permitted Discretion (each such agreement, an “Agent/Factor Agreement”); and (f) the aggregate face amount of outstanding Qualified Factor Accounts permitted to be held or owing to such Qualified Factor or subject to repurchase by an Obligor at any time, without duplication, shall be subject to a limit (the “Qualified Factor Maximum Amount”), which, together with the Qualified Factor Maximum Amount for each other Qualified

Factor (if any) held or owing to such Qualified Factor or subject to repurchase by an Obligor at such time, without duplication, shall not exceed (i) during the first and fourth Fiscal Quarter of each Fiscal Year, $220,000,000 in the aggregate and (ii) during the second and third Fiscal Quarter of each Fiscal Year, $300,000,000 in the aggregate, provided that, with respect to any particular Permitted Account Debtor whose Qualified Factor Accounts are subject to a Qualified Factor Arrangement, the Agent may establish from time to time in its Permitted Discretion sublimits under such Qualified Factor Maximum Amount with respect to such Qualified Factor Accounts. In connection with any Qualified Factor Arrangement, in addition to any other Availability Reserves or eligibility criteria that Agent may from time to time establish hereunder in its Permitted Discretion, Borrowers agree that Agent may impose Availability Reserves or Eligible Account ineligibles with respect to Accounts owing to a Qualified Factor or its Affiliates. Anything in this Agreement to the contrary notwithstanding, effective immediately upon the occurrence of an Event of Default, Obligors shall no longer be able to sell or assign any Qualified Factor Accounts under any Qualified Factor Arrangements. For the avoidance of doubt, funds held in any deposit account maintained by or for the benefit of a Qualified Factor in connection with a Qualified Factor Arrangement shall not constitute Domestic Cash for the purposes of the Loan Documents, whether or not such deposit accounts are owned by an Obligor. For purposes of this definition, a Qualified Factor Account in respect of which a Borrower is not the servicer for such Qualified Factor Account shall be considered held or owing to a Qualified Factor, or subject to repurchase by an Obligor, from the date of sale to such Qualified Factor until the earlier of (i) the date on which an Obligor repurchases such Qualified Factor Account and (ii) the scheduled due date thereof at the time of such sale.
“Revolver Termination Date”: March 21, 2022.
“Specified JVs”: upon the effectiveness of the sale by Parent of a majority of the Equity Interests therein pursuant to that certain Equity Interest Purchase Agreement dated as of October 15, 2015, by and among Parent and Tongfu Fujitsu Microelectronics Co., Ltd., (a) TF AMD Microelectronics (Penang) Sdn Bhd. (formerly known as Advanced Micro Devices Export Sdn Bhd.) and (b) Suzhou TF-AMD Semiconductor Co., Ltd. (formerly known as AMD Technologies (China) Co., Ltd.).
“Unused Line Fee Rate”: a per annum rate equal to 0.25%.
1.2    Amendment to Section 3.2.2 (LC Facility Fees). Section 3.2.2 of the Loan Agreement is amended by replacing the phrase “0.125% per annum” with the phrase “0.25% per annum”.
1.3    Amendment to Section 3.5 (Illegality). Section 3.5 of the Loan Agreement is amended so that it reads, in its entirety, as follows:
3.5    Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to perform any of its obligations hereunder, to make, maintain, fund or charge applicable interest or fees with respect to any Loan or Letter of Credit or to determine or charge interest, in each case, based on LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to perform such obligations, to make, maintain or fund any LIBOR Loan or participate in the Letter of Credit (or to charge interest or fees with respect thereto), or to continue or convert Loans as LIBOR Loans, shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay the applicable LIBOR Loan, Cash Collateralize the applicable LC Obligations or, if applicable, convert all LIBOR Loan(s) of such Lender to Base Rate Loan(s), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain the LIBOR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain the LIBOR Loan. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.
1.4    Amendment to Section 4.2.1 (Reallocation of Pro Rata Share; Amendments). Section 4.2.1 of the Loan Agreement is amended so that it reads, in its entirety, as follows:
4.2.1    Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding the Commitments and Loans of a Defaulting Lender from the calculation of such shares, so long as, with respect to any Lender, such reallocation does not cause such Lender’s Pro Rata share of Revolver Usage (calculated without regard to the Defaulting Lenders’ Revolver Commitment) to exceed such Lender’s Revolver Commitment. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).
1.5    Amendment to Section 5.1 (General Payment Provisions). The first sentence of Section 5.1 of the Loan Agreement is amended so that it reads as follows:
All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind in immediately available funds, not later than 12:00 noon on the due date.
1.6    Amendment to Section 5.9.1(a) (Payments Free of Taxes; Obligation to Withhold; Tax Payment). The following sentence is added to the end of Section 5.9.1(a) of the Loan Agreement:
For purposes of this Section 5.9, the term “Applicable Law” includes FATCA.
1.7    Amendment to Section 8.1 (Borrowing Base Certificates). Section 8.1 of the Loan Agreement is amended so that it reads, in its entirety, as follows:
8.1    Borrowing Base Certificates. On each Borrowing Base Reporting Date, or if such day is not a Business Day, on the following Business Day, Borrower Agent shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous Fiscal Quarter, Fiscal Month, or weekly period, as applicable. All calculations of Availability and Excess Cash Availability in any Borrowing Base Certificate shall originally be made by Borrower Agent and certified by a Financial Reporting Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account, Subject Accounts or otherwise; (b) to adjust in its Permitted Discretion advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.
1.8    Amendments to Section 10.1.2(g) (Financial and Other Information Reporting Covenants). Section 10.1.2(g) of the Loan Agreement is hereby amended so that it reads, in its entirety, as follows:
(g)    provide (or cause the applicable Qualified Factor to provide) to Agent, in each case in form and substance satisfactory to Agent: (i) (1) if no Revolver Loans are outstanding at the time of any sale, or submission of such sale pursuant to the terms of a Qualified Factor Arrangement, of Qualified Factor Accounts, then no later than one Business Day thereafter, or (2) if any Revolver Loans are outstanding at such time, no later than one Business Day before the date of such sale or submission, notice of such sale or submission together with (A) an itemized list of all Qualified Factor Accounts owing by the applicable Permitted Account Debtor sold or to be sold to the applicable Qualified Factor pursuant to such sale, (B) an itemized list of all Qualified Factor Accounts owing by such Permitted Account Debtor that will be owned by any Obligor immediately following such sale, and (C) if requested by Agent, evidence that, immediately before and immediately after giving effect to such sale or submission, the sum of Availability plus the amount of Domestic Cash will be greater than $350,000,000 in the aggregate and no Overadvance will exist; (ii) not later than ten (10) Business Days after such return or reclamation, a listing of all items of Inventory relating to any Accounts sold to any Qualified Factor that are returned to, or reclaimed by, any Obligor, whether as a result of rejection, revocation of acceptance, repudiation or otherwise, solely to the extent such returned or reclaimed items exceed $5,000,000 in the aggregate during any Fiscal Quarter; (iii) within five (5) Business Days after an Obligor has knowledge thereof, any Qualified Factor requiring an Obligor to repurchase Qualified Factor Accounts sold or assigned to such Qualified Factor to the extent such repurchase obligation would require such Obligor to pay an amount to such Qualified Factor greater than $5,000,000; and (iv) such other information as Agent may reasonably request from time to time in connection with the Obligors’ Qualified Factor Arrangements. The Obligors shall cause all proceeds from the sale of the Qualified Factor Accounts to be deposited concurrently in a Subject Account.
1.9    Amendment to Section 10.2.9 (Fundamental Changes). Section 10.2.9 of the Loan Agreement is hereby amended so that it reads, in its entirety, as follows:
10.2.9    Fundamental Changes. Change its name or conduct business under any fictitious name, change its tax, charter or other organizational identification number, or change its form or jurisdiction of organization, in each case without having provided Agent at least 30 days’ prior written notice and without having taken all actions reasonably requested by Agent to protect its Liens in the Collateral; liquidate, wind up its affairs or dissolve itself; or merge, amalgamate, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for mergers, amalgamations, or consolidations of a wholly-owned Subsidiary into an Obligor, or mergers, amalgamations or consolidations where an Obligor is the surviving entity, provided that if any party to such merger, amalgamation, or consolidation is a Borrower then the surviving entity shall be a Borrower; with respect to the Borrowers, reorganize in any jurisdiction other than, subject to the foregoing requirements in this Section 10.2.9, in a State within the United States.
1.10    Amendment to Section 11.4 (Setoff). Section 11.4 of the Loan Agreement is hereby amended so that it reads, in its entirety, as follows:
11.4 Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law but subject to the prior written consent of the Agent, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

1.11    Amendment to Section 14.1.1(d) (Amendment). Section 14.1.1(d) of the Loan Agreement is hereby amended so that it reads, in its entirety, as follows:
(d)    without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.6.2, 7.1 (except to add Collateral), 12.5 or 14.1.1; (ii) amend the definition of (x) Borrowing Base or Accounts Formula Amount (or any defined term used in such definitions) if the effect of such amendment is to increase borrowing availability (for the avoidance of doubt, the exercise of Agent’s rights that are expressly set forth in such definitions shall not be limited by this clause (ii)(x)), (y) Pro Rata or (z) Required Lenders; (iii) amend any other provision of the Loan Agreement or the other Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, (iv) release all or substantially all Collateral; or (v) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; and
1.12    Amendment to Schedule 1.1(A) (Commitments of Lenders). Schedule 1.1A of the Loan Agreement is hereby amended so that it reads, in its entirety, as set forth on Exhibit A. The amount of each Lender’s Revolver Commitment, as of the Fifth Amendment Effective Date, shall be as set forth on Schedule 1.1A, and Agent and each Lender shall cooperate in good faith to make all payments and fundings which Agent and the Lenders must make to reallocate the Revolver Commitments and the Obligations in respect thereof among the Lenders in accordance with their respective Revolver Commitments as set forth on Schedule 1.1A. On the Fifth Amendment Effective Date, all outstanding loans under the Loan Agreement made by any Person that is a “Lender” under the Loan Agreement immediately prior to the Fifth Amendment Effective Date who is not a Lender party to this Amendment (each, an “Exiting Lender”) shall be repaid in full and the commitments and other obligations and rights of such Exiting Lender shall be terminated (except that such Exiting Lender shall continue to be entitled to the benefits specified in the Loan Agreement and the other Loan Documents of a Lender which assigned 100% of its interests under the Loan Agreement, with respect to facts and circumstances occurring prior to the Fifth Amendment Effective Date).
ARTICLE II
CONDITIONS TO EFFECTIVENESS
2.1    Closing Conditions. This Amendment shall become effective as of the Fifth Amendment Effective Date upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Agent):
(a)    Executed Amendment. The Agent shall have received a copy of this Amendment duly executed by each of the Obligors, each of the Lenders and the Agent.
(b)    Exiting Lender Acknowledgment. The Agent shall have received a letter agreement executed by the Agent and each Exiting Lender acknowledging and agreeing to, among other things, the termination of such Exiting Lender’s Revolver Commitments.
(c)    Reaffirmation Agreements. The Agent shall have received one or more reaffirmation agreements from the Obligors, in form and substance satisfactory to the Agent, pursuant to which the Obligors reaffirm the Obligations and the Loan Documents.

(d)    Collateral Matters. Agent shall have received acknowledgments of all filings or recordations necessary to perfect or renew its Liens in the Collateral (provided that the Obligors shall not be required to cause perfection of Agent’s Lien in any jurisdiction other than the United States and Canada), as well as UCC, PPSA and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.
(e)    Secretary’s Certificates. Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of this Amendment is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this Amendment; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.
(f)    Good Standing Certificates. Agent shall have received good standing certificates for each Obligor, or the equivalent thereof, if any, available in such Obligor’s jurisdiction, issued by the Secretary of State or other appropriate official, if any, of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification, except where failure to qualify would not reasonably be expected to have a Material Adverse Effect.
(g)    Opinions. Agent shall have received a written opinion of Latham & Watkins LLP, U.S. counsel to the Obligors, and Gowling Lafleur Henderson LLP, Canadian counsel to the Obligors, in form and substance satisfactory to Agent.
(h)    Default. Before and after giving effect to this Amendment, no Default or Event of Default shall exist.
(i)    Representations and Warranties. The representations and warranties of each Obligor set forth in Section 3.2 of this Agreement shall be true and correct in all material respects on the date of, and upon giving effect to, this Amendment (except for representations and warranties that expressly relate to an earlier date).
(j)    Interest and Fees. The Agent shall have received from the Borrowers a payment of all accrued but unpaid interest and documented fees as of the Fifth Amendment Effective Date, including under the Fee Letter.
(k)    Expenses. The Obligors shall have paid all reasonable and documented expenses (to the extent invoiced prior to the Fifth Amendment Effective Date) and fees due and payable to Agent and Lenders on the Fifth Amendment Effective Date.
ARTICLE III
MISCELLANEOUS

3.1    Amended Terms. On and after the Fifth Amendment Effective Date, all references to the Loan Agreement in each of the Loan Documents shall hereafter mean the Loan Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Loan Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms. The Loan Parties, Agent and the Lenders do not intend this Amendment to constitute a novation or have a similar affect with respect to the Obligations.
3.2    Representations and Warranties of Obligors. Each of the Obligors represents and warrants as follows:
(a)    It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.
(b)    This Amendment has been duly executed and delivered by such Obligor and constitutes such Obligor’s legal, valid and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
(c)    No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Obligor of this Amendment that has not already been obtained or made.
(d)    The representations and warranties set forth in Section 9 of the Loan Agreement are true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date).
(e)    Immediately before and after giving effect to this Amendment, no event has or will have occurred and be continuing which constitutes a Default or an Event of Default.
(f)    As of the Fifth Amendment Effective Date, no Obligor maintains or is otherwise subject to a defined benefit Pension Plan or Multiemployer Plan. Schedule 9.1.18 of the Loan Agreement lists as of the Fifth Amendment Effective Date all Canadian Benefit Plans and Canadian Pension Plans currently maintained or contributed to by the Obligors and their Subsidiaries. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, as of the Fifth Amendment Effective Date, the Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration.
3.3    Reaffirmation of Obligations. Each Obligor hereby ratifies the Loan Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Loan Agreement and the other Loan Documents applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations pursuant to the terms of the Loan Documents.
3.4    Loan Document. This Amendment shall constitute a Loan Document under the terms of the Loan Agreement.

3.5    Expenses. The Borrowers agree to pay costs and expenses of the Agent in connection with the preparation, execution and delivery of this Amendment pursuant to the terms of the Loan Agreement.
3.6    Further Assurances. The Obligors agree to promptly take such action, upon the reasonable request of the Agent, as is necessary to carry out the provisions of this Amendment.
3.7    Entirety. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.
3.8    Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment or any other document required to be delivered hereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment. Without limiting the foregoing, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.
3.9    No Actions, Claims, Etc. As of the date hereof, each of the Obligors hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Agent, the Lenders, or the Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act, under the Loan Agreement on or prior to the date hereof.
3.10    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.
3.11    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
3.12    Consent to Forum; Service of Process; Waiver of Jury Trial. The provisions set forth in Sections 14.15 and 14.16 of the Loan Agreement are hereby incorporated by reference, mutatis mutandis.

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IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

OBLIGORS:	ADVANCED MICRO DEVICES, INC., a Delaware corporation

By:    /s/Devinder Kumar
Name: Devinder Kumar
Title: Senior Vice President, Chief Financial Officer and Treasurer

AMD INTERNATIONAL SALES & SERVICE, LTD., a Delaware corporation

By:    /s/Devinder Kumar
Name: Devinder Kumar
Title: Chief Financial Officer

ATI TECHNOLOGIES ULC, an Alberta unlimited liability corporation

By:    /s/Devinder Kumar
Name: Devinder Kumar
Title: President and CEO

[AMD/BofA – Fifth Amendment to Amended and Restated Loan and Security Agreement]

AGENT AND LENDERS:	BANK OF AMERICA, N.A., as Agent and a Lender

By:    /s/Ron Bornstein
Name: Ron Bornstein
Title: Senior Vice President

[AMD/BofA – Fifth Amendment to Amended and Restated Loan and Security Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:    /s/Maria Quintanilla
Name: Maria Quinanilla
Title: Authorized Signatory

[AMD/BofA – Fifth Amendment to Amended and Restated Loan and Security Agreement]

BARCLAYS BANK PLC, as a Lender

By:    /s/ Marguerite Sutton
Name: Marguerite Sutton
Title: Vice President

[AMD/BofA – Fifth Amendment to Amended and Restated Loan and Security Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:    /s/ John G. Kowalczuk
Name: John G. Kowalczuk
Title: Executive Director

[AMD/BofA – Fifth Amendment to Amended and Restated Loan and Security Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:    /s/ Doreen Barr
Name: Doreen Barr
Title: Authorized Signatory

By:    /s/ Lingzi Huang
Name: Lingzi Huang
Title: Authorized Signatory

[AMD/BofA – Fifth Amendment to Amended and Restated Loan and Security Agreement]

GOLDMAN SACHS Bank USA, as a Lender

By:    /s/ Josh Rosenthal
Name: Josh Rosenthal
Title: Authorized Signatory

[AMD/BofA – Fifth Amendment to Amended and Restated Loan and Security Agreement]

[AMD/BofA – Fifth Amendment to Amended and Restated Loan and Security Agreement]